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                                                                    Exhibit 20.2

                        GRANITE CONSTRUCTION INCORPORATED
                          COMPARATIVE FINANCIAL SUMMARY
                (UNAUDITED - IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                  THREE MONTHS ENDED
                                                                       MARCH 31,                          VARIANCE
                                                            ----------------------------          -------------------------
OPERATIONS                                                     2003               2002             AMOUNT           PERCENT
------------------------------------------------------      ---------          ---------          --------          -------
      Revenue                                               $ 302,160          $ 269,145          $ 33,015            12.3
      Gross profit                                          $  33,017          $  26,912          $  6,105            22.7
             Gross profit as a percent of revenue                10.9%              10.0%              0.9%             --
      General and administrative expenses                   $  36,550          $  30,455          $  6,095            20.0
             G&A expenses as a percent of revenue                12.1%              11.3%              0.8%             --
                                                            ---------          ---------          --------         -------
      Other income (expense)
             Interest income                                $   1,486          $   1,990          $   (504)          (25.3)
             Interest expense                               $  (2,109)         $  (1,645)         $   (464)          (28.2)
             Gain on sales of property and equipment        $     296          $     216          $     80            37.0
             Other, net                                     $  18,342          $     354          $ 17,988          5081.4
                                                            ---------          ---------          --------          -------
                  Total other income (expense)              $  18,015          $     915          $ 17,100          1868.9
                                                            ---------          ---------          --------         -------
      Income(loss) before income taxes                      $  14,482          $  (2,628)         $ 17,110           651.1
      Minority interest                                     $     777                 --          $    777              --
      Net income (loss)                                     $  10,018          $  (1,643)         $ 11,661           709.7
                                                            ---------          ---------          --------         -------
      Net income (loss) per share:
             Basic                                          $    0.25          $   (0.04)         $   0.29           725.0
             Diluted                                        $    0.25          $   (0.04)         $   0.29           725.0

      Weighted average shares of common stock:
             Basic                                             40,048             39,920               128             0.3
             Diluted                                           40,510             39,920               590             1.5


                                                                                    VARIANCE
                                          MARCH 31,         DEC. 31,         -----------------------
FINANCIAL POSITION                           2003              2002            AMOUNT        PERCENT
---------------------------------        ----------        ----------        --------        -------
Working capital                          $  203,605        $  220,396        $(16,791)        (7.6)
Current ratio                                  1.71              1.67            0.04         2.4
Long-term debt                           $  129,289        $  132,380        $ (3,091)        (2.3)
Total liabilities to equity ratio              1.06              1.16           (0.10)        (8.6)
Stockholders' equity                     $  460,779        $  454,869        $  5,910         1.3
Total assets                             $  947,533        $  983,819        $(36,286)        (3.7)
Book value per common share              $    11.09        $    11.03        $   0.06         0.5
Backlog                                  $1,870,828        $1,856,451        $ 14,377         0.8